Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS RECORD FISCAL SECOND QUARTER EARNINGS OF $0.44

PER DILUTED SHARE AND $189 MILLION OF REVENUE

- 30% Increase in Operating Income on 6% Revenue Growth Reflects

Ongoing Success from Operating Improvement Initiatives -

- Raises Fiscal 2010 Annual Revenue Guidance Range to $765-to-$785 Million and

Initiates Third Quarter Revenue Guidance of $195-to-$205 Million -

Waukegan, Illinois, January 26, 2010 - WMS Industries Inc. (NYSE:WMS), a leader in the design, manufacture and marketing of gaming machines to the global gaming industry, today reported record fiscal second quarter financial results for the period ended December 31, 2009. In addition, WMS raised its guidance for fiscal 2010 total revenues to a range of $765 million to $785 million compared with prior annual guidance of $760-to-$780 million and initiated fiscal 2010 third quarter revenue guidance of $195 million to $205 million.

Fiscal 2010 Second Quarter Highlights:

➢	Total revenues increased 6% to a second quarter record $188.9 million

➢	Gaming operations revenue grew 20%, as the average installed participation footprint increased 9% to a record 10,357 gaming machines and the average daily revenue rose 13% to $75.23 per participation unit, a fiscal second quarter record

➢	New unit global shipments increased 32% on a quarterly sequential basis to 6,399 new units from the seasonally lower fiscal first quarter, and North American replacement units increased 33% sequentially to approximately 3,200 units

➢	Average selling price rose 13% to a record $15,428 due to the continued strong customer demand for premium-featured Bluebird®2 gaming machines, which comprised 82% of global new unit shipments

➢	Operating margin rose 390 basis points to 20.9% from 17.0% and operating income increased 30% on a 6% increase in revenues

➢	Net income rose to $26.5 million, or $0.44 per diluted share compared to $0.41 per diluted share in the December 2008 quarter, which benefited from a $0.05 per diluted share gain from settlement of trademark litigation and a $0.02 per diluted share benefit from the retroactive reinstatement of the research and development tax credit

➢	Net cash provided by operating activities was a $56.8 million quarterly sequential improvement over the September 2009 quarter

“WMS’ record fiscal second quarter results again highlight the value of our distinctive culture of innovation, emphasis on creating differentiated products and focus on simultaneously advancing our operating execution. Our expanding portfolio of innovative products offer high player appeal, consistently generating high earnings performance for our customers that is driving strong growth in our gaming operations business and overall increases in WMS’ share of the casino slot floor,” said Brian R. Gamache, Chairman and Chief Executive Officer.

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 2

“Concurrently, our focus on operational excellence generated a 390-basis point improvement in operating margin and a 30% increase in operating income over the prior-year period, on 6% revenue growth. Looking forward, we expect to begin to benefit from a stronger industry replacement cycle in calendar 2010 with many customers now approving higher capital budgets for calendar 2010 compared with calendar 2009. In addition, during the next six months we expect to expand our distribution channels – in Australia, Class II and Mexico – plus launch our new Bluebird xD™ and Orion Helios gaming cabinets that will supplement our existing revenue and earnings opportunities.

“The consistent improvements from our continuous improvement initiatives support our focus on developing and funding future growth initiatives, including R&D spending for the creation of next-generation products. We are also very encouraged by the favorable initial customer response to our new, differentiated products such as the Bluebird xD gaming platform that we expect to launch this spring and the family of portal game applications that are expected to receive regulatory approval in the coming months. WMS’ success reflects both continuing demand for our innovative products and the operating benefits being realized from the continuous improvement initiatives being driven by WMS’ global employees,” added Gamache.

Fiscal Second Quarter Financial Review

Net income in the December 2009 quarter rose to a fiscal second quarter record $26.5 million, or $0.44 per diluted share compared with $23.7 million, or $0.41 per diluted share, in the year-ago period that included a $5.0 million pre-tax gain, or $0.05 per diluted share, related to a cash settlement of trademark litigation and a $0.02 per diluted share benefit from the retroactive reinstatement of the federal research and development tax credit. Total revenues increased 6% to $188.9 million for the quarter ended December 31, 2009, compared to $178.4 million in the December 2008 quarter. The following table summarizes key components related to revenue generation for the three and six months ended December 31, 2009 and 2008 (in millions, except unit, per unit and per day data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Product Sales Revenues:
New unit sales revenues	$98.7	$102.9	$171.8	$176.1
Other product sales revenues	14.4	12.1	30.1	26.1

Total product sales revenues	$113.1	$115.0	$201.9	$202.2

New units sold	6,399	7,518	11,250	13,010
Average sales price per new unit	$15,428	$13,686	$15,270	$13,536

Gross profit on product sales revenues (1)	$57.6	$57.8	$104.6	$101.5
Gross margin on product sales revenues (1)	50.9%	50.3%	51.8%	50.2%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Financial Table continued on next page

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 3

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Gaming Operations Revenues:
Participation revenues	$71.7	$58.1	$144.4	$117.5
Other gaming operations revenues	4.1	5.3	7.9	10.1

Total gaming operations revenues	$75.8	$63.4	$152.3	$127.6

WAP games at period end	3,123	2,063	3,123	2,063
LAP games at period end	2,205	2,304	2,205	2,304
Stand-alone games at period end	5,057	5,374	5,057	5,374

Total installed participation base at period end	10,385	9,741	10,385	9,741

Average participation installed base	10,357	9,490	10,297	9,441
Average revenue per day per participation machine	$75.23	$66.57	$76.23	$67.66

Installed casino-owned daily fee games at period end	414	910	414	910
Average casino-owned daily fee games installed base	395	845	428	817

Gross profit on gaming operations revenues (1)	$60.5	$51.8	$122.8	$103.7
Gross margin on gaming operations revenues (1)	79.8%	81.7%	80.6%	81.3%

Total revenues	$188.9	$178.4	$354.2	$329.8

Total gross profit (1)	$118.1	$109.6	$227.4	$205.2

Total gross margin (1)	62.5%	61.4%	64.2%	62.2%

(1)	As used herein, gross profit and gross margin do not include depreciation and distribution expenses.

Total product sales revenues for the December 2009 quarter were $113.1 million, a slight decrease compared with the year-ago quarter. A 13% higher average sales price for new units, primarily reflecting the higher mix of premium-featured, fully digital HD Bluebird2 networked gaming ready units, coupled with a 19% increase in other product revenues, principally higher revenues from the sale of used gaming machines, were offset by a year-over-year decline in new unit shipments. Global new unit shipments increased 32%, or 1,548 gaming machines, on a quarterly sequential basis over the seasonally lower fiscal first quarter; while the year-over-year decline in new unit shipments principally reflects lower international sales primarily to western Europe as well as a lower number of new casino openings and expansions in the U.S. compared to the prior year.

During the December 2009 quarter, replacement market sales in the U.S. and Canada for existing casino-owned gaming machines increased 10% to approximately 3,200 units compared to approximately 2,900 units in the year-ago period, reflecting customers’ preference to use their limited capital for purchases of our higher-priced Bluebird2 gaming machines. This increase was offset by the sale of approximately 1,250 new units for casino openings and major expansions in the U.S. and Canada compared with more than 1,800 new units in the December 2008 quarter. Bluebird2 units represented 82% of total fiscal 2010 second quarter new unit sales on a global basis compared to 17% in the December 2008 quarter when the Bluebird2 gaming machine was first fully launched. International new unit shipments totaled 1,955 units in the December 2009 quarter and represented 31% of worldwide shipments compared with 37% of global shipments in the prior year period. Mechanical reel products represented approximately 31% of global new unit shipments in the December 2009 quarter.

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 4

Other product sales revenues increased $2.3 million, or 19%, primarily reflecting higher sales of used gaming machines partially offset by a decrease in revenues from game conversion kits. More than 2,100 used gaming machines were sold in the December 2009 quarter compared with approximately 600 used units in the prior-year quarter. Approximately 2,100 game conversion kits were sold in the December 2009 quarter compared to approximately 2,300 game conversion kits sold in the prior-year period.

Gaming operations revenues grew 20% to $75.8 million in the December 2009 quarter compared with $63.4 million in the year-ago period, reflecting a 9% increase in the average installed base in the December 2009 quarter to 10,357 participation units and a 13% year-over-year increase in the average daily revenue to $75.23. As of December 31, 2009, the installed base of gaming operations machines was 10,385 units, a 7% increase over the prior year; while the number of installed wide-area progressive (WAP) games increased by 51%, or 1,060 units, and represented 30% of the total installed base at December 31, 2009 compared to 21% of the installed footprint at December 31, 2008. The total installed base at December 31, 2009 increased 48 units compared to September 30, 2009, reflecting a 226-unit quarterly sequential increase in WAP placements partially offset, as anticipated, by a decrease of certain local-area progressive and stand-alone participation series. On a quarterly sequential basis, the average daily revenue decreased 3% from the September 2009 quarter, as the seasonal decline traditionally experienced in the December quarter was partially offset by the higher mix of WAP units in the installed base. Our growing WAP footprint continues to reflect the ongoing appeal of high-performing games such as THE WIZARD OF OZ™, along with strong demand for our newer games like Reel ‘Em In® Compete to Win® and TIME MACHINE®.

Total gross profit, as used herein excluding depreciation expense, increased 8% to $118.1 million for the December 2009 quarter from $109.6 million in the prior year, and total gross margin improved by 110 basis points to 62.5%. The Company’s ongoing success from continuous improvement efforts, including lower inventory obsolescence charges, was partially offset by new unit sales to new distribution channels at slightly lower margins, higher sales of lower-margin used gaming machines and lower sales of higher-margin conversion kits, resulting in product sales gross margin of 50.9%, up from 50.3% in the year-ago period. Gross margin from gaming operations was 79.8% in the December 2009 quarter compared with 81.7% in the prior-year period, primarily reflecting the impact of the higher mix of WAP units, unfavorable jackpot expense and the impact of lower high-margin royalty revenues.

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 5

The following table summarizes key components related to operating expenses and operating income for the three and six months ended December 31, 2009 and 2008 ($ in millions):

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Operating Expenses
Research and development	$25.9	$25.9	$52.4	$47.9
As a percentage of revenues	13.7%	14.5%	14.8%	14.5%
Selling and administrative	35.8	36.4	69.8	68.6
As a percentage of revenues	19.0%	20.4%	19.7%	20.8%
Depreciation	16.9	17.0	34.2	34.1
As a percentage of revenues	8.9%	9.5%	9.7%	10.3%

Total operating expenses	$78.6	$79.3	$156.4	$150.6

Operating expenses as a percentage of revenues	41.6%	44.4%	44.2%	45.6%
Operating income	$39.5	$30.3	$71.0	$54.6

Operating margin	20.9%	17.0%	20.0%	16.6%

Research and development expenses of $25.9 million in the December 2009 quarter were flat with the year-ago period, and decreased to 13.7% of total revenues. On a quarterly sequential basis, the December 2009 quarter R&D expenses declined $0.6 million compared to the September 2009 quarter and decreased as a percentage of revenues reflecting the effects of seasonal quarterly revenues.

Selling and administrative expenses were $35.8 million in the December 2009 quarter, a 5% quarterly sequential increase from the September 2009 quarter, but were slightly below the prior year quarter. Selling and administrative expenses for the December 2009 quarter declined to 19.0% as a percentage of revenues compared with 20.4% in the prior year period and 20.6% in the September 2009 quarter reflecting higher revenues and effective cost management initiatives. Higher payroll-related costs associated with WMS’ global growth were offset by lower year-over-year bad debt expense.

Depreciation expense of $16.9 million in the December 2009 quarter was essentially flat with the year-ago quarter, despite the 9% year-over-year increase in the average number of participation gaming machines in our growing gaming operations business. Improvements in the gaming operations business related to the rollout of new participation games and increased longevity of gaming machine placements are contributing to improved capital efficiency, which coupled with a greater number of gaming machines having been depreciated to their residual value is resulting in lower depreciation expense relative to revenues.

The effective tax rate of 34% in the December 2009 quarter reflects the impact of higher tax credits, while the December 2008 quarter included a benefit of $0.02 per diluted share from the legislative reinstatement of the federal research and development tax credit retroactive to the beginning of calendar 2008.

Cash flow provided by operating activities for the six months ended December 31, 2009, was $37.8 million and $47.3 million for the December 2009 quarter, which represents a significant quarterly sequential improvement from the September 2009 quarter and compares with $53.2 million achieved in the December 2008 quarter.

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 6

The six-month results reflect a year-over-year increase in net income that was more than offset by lower non-cash items and the change in operating assets and liabilities. The change in operating assets and liabilities continues to reflect higher accounts and notes receivable balances from an increase in extended-term financing provided to select customers, coupled with inventory increasing from the advance purchase of computer chips used in many of our gaming machines. Reflecting the ongoing improvements in supply chain management from our lean sigma efforts, inventory increased only $5 million compared with the September 2009 quarter despite the seasonally higher level of sales and approximately $9 million used to complete the advance purchase of computer chips. Long-term notes receivables were $38.6 million at December 31, 2009, and were essentially flat with the balance at June 30, 2009, which represents a quarterly sequential decline from September 30, 2009. The year-over-year increase reflects the greater extended-term financing options provided to select customers during the past year, although recent trends exhibit reductions in the average payment term.

Net cash used in investing activities for the six-month period was essentially flat year over year, as less capital deployed for additions to gaming operations equipment in the fiscal 2010 period was largely offset by higher capital expenditures for property, plant and equipment. Net cash provided by financing activities increased by $51.6 million due to increased stock option exercises, primarily in the September 2009 quarter, and a reduction in share repurchase activity compared with the six-month period a year ago. Adjusted EBITDA, a non-GAAP financial metric (see reconciliation to net income schedule at the end of this release), for the December 2009 quarter rose 11% to $68.8 million compared with $61.9 million in the prior year period and increased 16% for the six-month period over the comparable period a year ago. Both of the comparable prior year periods included a $5-million benefit from settlement of trademark litigation.

WMS repurchased 367,760 shares of its common stock in the December 2009 quarter at an average price of $40.78 for a total consideration of approximately $15 million. The Company has approximately $135 million remaining under its existing share repurchase authorization.

In addition, as previously disclosed in October 2009, WMS provided a financial incentive to a holder of the Company’s 2.75% Subordinated Convertible Notes due July 15, 2010 (the “Notes”) to convert their Notes into common stock prior to maturity. On October 2, 2009, a Note holder converted $25.7 million of Notes into approximately 1.9 million shares of our common stock. The December 2009 quarter results include an approximately $0.4 million pre-tax charge related to the cash inducement payment and accelerated non-cash write-off of the remaining proportional deferred financing costs related to the Notes. In aggregate, including the $79.4 million of Notes converted into 6.0 million shares of WMS common stock during the September 2009 quarter, these transactions resulted in a $105.1 million reduction of long-term debt and a corresponding increase in common stock and additional paid-in capital. As the inducement payments in lieu of the remaining interest associated with the $105.1 million of converted Notes were less than the $2.3 million of remaining interest payments, we expect a net cash savings in fiscal 2010.

Total cash, cash equivalents and restricted cash increased to $159.4 million as of December 31, 2009 compared with $135.4 million a year ago and $155.2 million at September 30, 2009.

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 7

Fiscal 2010 Third Quarter and Annual Outlook

WMS today raised its guidance for fiscal 2010 annual revenues to a range of $765-to-$785 million, which would represent growth of 8%-to-11% over fiscal 2009. WMS expects higher revenue growth in the second half of fiscal 2010, compared with the first half due to continued strength in its gaming operations business; favorable customer response to new products, including the new Bluebird xD and Helios gaming cabinets that are expected to be commercially launched in the coming months; ongoing customer demand for both new gaming machines and game conversion kit sales, and the anticipated timing of entering new markets and the launch of new products.

WMS expects total revenues for its fiscal 2010 third quarter to grow 8%-to-13% over the prior year period to a range of $195 million to $205 million, and anticipates a further acceleration in year-over-year growth to 10%-to-15% in the June 2010 quarter that reflects the additional growth potential from new product introductions, including the Bluebird xD and Helios gaming machines and further market penetration in new-to-WMS markets such as Australia, Mexico and Class II. The year-over-year improvement is anticipated to be driven by a balance of revenue growth in WMS’ gaming operations business and higher new unit shipments compared to the prior year period. Fiscal third quarter revenue guidance represents 25%-to-26% of our annual revenue guidance, which is consistent with the percentage of annual revenues achieved in the third quarters of fiscal years 2008, 2007 and 2006; while the anticipated fiscal fourth quarter revenue guidance represents 28%-to-29% of our annual revenue guidance, which is also consistent with the percentage of annual revenues achieved in the fourth quarters of the last three fiscal years.

Additionally, based on its operating performance for the first half of fiscal 2010 and the ongoing benefits being realized from continuous improvement initiatives and operating leverage, WMS now believes it will be at or slightly above the high end of its annual operating margin range of 20.5%-to-21.0% for fiscal 2010, even as R&D expenses are now expected to be slightly above the previously anticipated estimate of 14% of total revenues. Based on the positive customer feedback received at the G2E® industry trade show in November 2009, certain R&D projects are being accelerated and, as a result, we now expect that our fiscal 2010 R&D expense, including a ramp in the March quarter, will result in such expenses running in a range of 14%-to-15% of total revenues for the full year. The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

Gamache added, “With a growing pipeline of exciting new products, a rock-solid balance sheet and a passionate worldwide employee base, we are well positioned to support our customer-focused initiatives, achieve further operational improvements and continue to self-fund investments that will drive continued industry-leading innovation and exciting new products that deliver compelling value to casino operators. Rising worldwide demand for our innovative products, coupled with our focus on operational excellence, will continue to be the drivers of consistent growth in revenues, operating margin, net income and cash flow from operations, and further strengthen our solid foundation from which we anticipate achieving further profitable growth and enhanced long-term value for stockholders.”

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 8

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Tuesday, January 26, 2010. The conference call numbers are 212/231-2901 or 415/226-5358. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

G2E is a trademark of Reed Elsevier Inc. and the American Gaming Association.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (10)

TIME MACHINE is a trademark of Next Generation Entertainment (Aust) Pty Limited

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal 2010 Third Quarter and Annual Revenue Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a reduction in play levels of our participation games by casino patrons; (7) cancellation or modification by customers of new gaming machine or participation orders; (8) a software anomaly or fraudulent manipulation of our gaming machines and software; (9) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (10) an infringement claim seeking to restrict our use of material technologies; and (11) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2009 and our more recent reports filed with the Securities and Exchange Commission.

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 9

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. WMS is proactively addressing the next stage of casino gaming floor evolution with its WAGE-NET networked gaming solution, a suite of systems technologies and applications designed to increase the revenue generating capabilities and operational efficiency. More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

– financial tables follow –

WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Six Months Ended December 31, 2009 and 2008

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008

REVENUES:
Product sales	$113.1	$115.0	$201.9	$202.2
Gaming operations	75.8	63.4	152.3	127.6

Total revenues	188.9	178.4	354.2	329.8

COSTS AND EXPENSES:
Cost of product sales (1)	55.5	57.2	97.3	100.7
Cost of gaming operations (1)	15.3	11.6	29.5	23.9
Research and development	25.9	25.9	52.4	47.9
Selling and administrative	35.8	36.4	69.8	68.6
Depreciation (1)	16.9	17.0	34.2	34.1

Total costs and expenses	149.4	148.1	283.2	275.2

OPERATING INCOME	39.5	30.3	71.0	54.6

Interest expense	(0.5)	(1.3)	(2.5)	(2.2)
Interest income and other income and expense, net	1.2	4.9	3.1	5.9

Income before income taxes	40.2	33.9	71.6	58.3
Provision for income taxes	13.7	10.2	25.3	18.9

NET INCOME	$26.5	$23.7	$46.3	$39.4

Earnings per share:
Basic	$0.45	$0.48	$0.86	$0.79

Diluted	$0.44	$0.41	$0.77	$0.68

Weighted-average common shares:
Basic common stock outstanding	58.3	49.3	54.2	49.6

Diluted common stock and common stock equivalents	60.6	58.9	60.4	59.4

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.0	$1.0	$2.1	$1.9
Cost of gaming operations	$11.2	$13.3	$23.0	$26.5

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 11

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2009 and June 30, 2009

(in millions of U.S. dollars and millions of shares)

	December 31, 2009	June 30, 2009
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$143.0	$135.7
Restricted cash and cash equivalents	16.4	19.0

Total cash, cash equivalents and restricted cash	159.4	154.7
Accounts and notes receivable, net of allowances of $3.5 and $4.0, respectively	228.0	214.2
Inventories	57.3	43.1
Other current assets	56.1	38.0

Total current assets	500.8	450.0

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $232.1 and $211.3, respectively	64.6	68.0
Property, plant and equipment, net of accumulated depreciation of $84.6 and $73.9, respectively	172.3	158.8
Intangible assets, net	100.9	99.3
Deferred income tax assets	30.3	31.2
Other assets, net	50.2	48.7

Total non-current assets	418.3	406.0

TOTAL ASSETS	$919.1	$856.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$48.0	$50.4
Accrued compensation and related benefits	14.7	27.9
Other accrued liabilities	37.8	37.4

Total current liabilities	100.5	115.7

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	18.3	17.8
Long-term debt	9.9	115.0
Other non-current liabilities	15.8	16.1

Total non-current liabilities	44.0	148.9

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (200.0 and 100.0 shares authorized, 59.0 and 51.0 shares issued, respectively)	29.5	25.5
Additional paid-in capital	418.4	311.9
Retained earnings	342.4	296.1
Accumulated other comprehensive income	3.5	3.3
Treasury stock, at cost (0.6 and 1.8 shares, respectively)	(19.2)	(45.4)

Total stockholders’ equity	774.6	591.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$919.1	$856.0

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 12

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended December 31, 2009 and 2008

(in millions of U.S. dollars)

(unaudited)

	Six Months Ended December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$46.3	$39.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	34.2	34.1
Amortization of intangible and other assets	11.2	8.5
Share-based compensation	9.9	8.5
Other non-cash items	2.4	11.5
Deferred income taxes	0.4	(1.2)
Tax benefit from exercise of stock options	(12.1)	(0.2)
Change in operating assets and liabilities	(54.5)	0.5

Net cash provided by operating activities	37.8	101.1

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(27.1)	(21.2)
Additions to gaming operations equipment	(19.8)	(28.1)
Payments to acquire or license intangible and other assets	(5.8)	(3.8)

Net cash used in investing activities	(52.7)	(53.1)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	27.6	0.8
Tax benefit from exercise of stock options	12.1	0.2
Purchase of treasury stock	(15.0)	(30.5)
Proceeds from borrowings under revolving credit facility	—	25.0
Repayments of borrowings under revolving credit facility	—	(25.0)
Debt issuance costs	(1.7)	—
Other	(0.9)	—

Net cash provided by (used in) financing activities	22.1	(29.5)

Effect of Exchange Rates on Cash	0.1	(1.5)

INCREASE IN CASH AND CASH EQUIVALENTS	7.3	17.0

CASH AND CASH EQUIVALENTS, beginning of period	135.7	100.8

CASH AND CASH EQUIVALENTS, end of period	$143.0	$117.8

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WMS Reports Fiscal Second Quarter Results, 1/26/2010	page 13

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Net income	$26.5	$23.7	$46.3	$39.4
After tax interest expense and amortization of issuance cost on convertible subordinated notes	—	0.5	0.5	1.0

Diluted earnings (numerator)	$26.5	$24.2	$46.8	$40.4

Basic weighted average common shares outstanding	58.3	49.3	54.2	49.6
Dilutive effect of stock options	1.2	0.8	1.2	1.0
Dilutive effect of restricted common stock and warrants	0.3	0.1	0.4	0.1
Dilutive effect of convertible subordinated notes	0.8	8.7	4.6	8.7

Diluted weighted average common stock and common stock equivalents (denominator)	60.6	58.9	60.4	59.4

Basic earnings per share of common stock	$0.45	$0.48	$0.86	$0.79

Diluted earnings per share of common stock and common stock equivalents	$0.44	$0.41	$0.77	$0.68

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2009	2008	2009	2008
Net income	$26.5	$23.7	$46.3	$39.4

Net income	$26.5	$23.7	$46.3	$39.4
Provision for income taxes	13.7	10.2	25.3	18.9
Interest expense	0.5	1.3	2.5	2.2
Depreciation	16.9	17.0	34.2	34.1
Amortization of intangible and other assets	6.0	4.5	11.2	8.5
Share-based compensation	5.2	5.2	9.9	8.5

Adjusted EBITDA	$68.8	$61.9	$129.4	$111.6

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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